U.S. SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 24, 2019

Concierge Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada 000-29913 90-1133909 (state of incorporation) (Commission File Number) (IRS Employer I.D. Number) 1202 Puerta Del Sol San Clemente, CA 92673 Tel. (949) 429-5370 Fax. (888) 312.0124

(Address and telephone number of registrant's principal
executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class of Security	Trading Symbol	Name of Exchange on Which Registered
Common Stock, $0.001 Par Value	CNCG	OTC Markets QB Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry Into a Material Definitive Agreement

On June 24, 2019, Concierge Technologies, Inc., a Nevada Corporation (“Concierge”), through its wholly owned subsidiary Gourmet Foods, Ltd., a New Zealand corporation (“Gourmet Foods”), entered into a definitive Asset Purchase Agreement (the “Agreement”) with RG & MK Wilson Limited, a New Zealand corporation (the “Sellers”) to purchase all rights, title and interest in the food manufacturing business carried on by the Sellers known as “Maketu Pies”. Pursuant to the Agreement, Gourmet Foods will pay the Sellers a purchase price of $3,015,000 NZD (approximately $2,080,000 USD) (the “Purchase Price”), a portion of which will be paid on shares of Concierge’s common stock. To ensure the performance of Gourmet Foods’ financial responsibilities under the terms of the Agreement, Concierge has agreed to make a loan to Gourmet Foods up to $1,400,000 USD at 0% interest with no maturity date to be used for the Purchase Price.

The Agreement provides for a due diligence period of 30 days from the date of the Agreement with closing scheduled to commence five business days following the completion of the due diligence period. During the due diligence period, Gourmet Foods shall be entitled to review documents and materials it reasonably believes pertinent to evaluate Maketu Pies and its decision to acquire the business, including the leased property where the food manufacturing business is carried out. During this period, the Sellers have agreed to conduct the business in the ordinary course with due care and in compliance with all applicable laws. Gourmet Foods also has the right to approve any contract for more than $5,000 NZD or longer than 3 months and the termination of any existing contract during such period.

Under the Agreement, the Sellers represent that they have disclosed all information and facts relating to the business and provided diligence materials that are complete and accurate in all respects. The Sellers further represent that they have provided true and complete copies of financial statements prepared in accordance with New Zealand generally accepted accounting practices and that such financial statements are complete and accurate. The Sellers represent that they have provided full and correct copies of all material contracts of the business and that each contract is in current force and enforceable in accordance with its terms and that the Sellers are not in material default under any such contract.

The Agreement provides that the Sellers warrant that the property subject to the Agreement is unencumbered, that the tangible assets are in the same order and condition as when they were inspected, and that all necessary permits or consents necessary for their transfer have been obtained. Pursuant to the Agreement, the Sellers agree to a three-year non-compete period and to refrain from approaching existing customers or employees of Maketu Pies. Under the Agreement, Gourmet Foods may terminate the agreement upon the occurrence of any event that materially affects Maketu Pies or the value of its assets or renders any warranty of the Sellers untrue, inaccurate or misleading. Disputes under the Agreement are to be resolved pursuant to mandatory arbitration.

Settlement under the Agreement is conditioned upon the delivery of settlement statements by each party, the delivery by the Sellers of any necessary consents with respect to the assignment of rights under any business contracts and the delivery of certain certificates by the Sellers. The Purchase price will be paid in installments by Gourmet Foods and the outstanding installments will be secured by the assets subject to the transaction. The Sellers have agreed not to sell or otherwise transfer the shares of the Company’s common stock representing a portion of the Purchase Price for a period of six months.

Under the Agreement, Gourmet Foods agrees to indemnify the Sellers against any liability in relation to a breach of failure to perform or comply with the terms of any agreements relating to Maketu Pies by Gourmet Foods after settlement. Similarly, the Sellers agree to indemnify Gourmet Foods for any liability in relation to a breach or failure to perform or comply with the terms of any agreements relating to Maketu Pies by the sellers up to Settlement.

The Agreement is subject to additional customary representations, warranties, covenants and closing conditions. There is no guarantee that the closing of the transactions contemplated in the Agreement will occur either as provided for in the Agreement or at all. There is no guarantee that either Gourmet Foods or the Sellers will fulfill all conditions to closing and that if not fulfilled, that either party will waive the outstanding condition to closing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2019

CONCIERGE TECHNOLOGIES, INC.

By: /s/ Nicholas Gerber

      Nicholas Gerber

      Chief Executive Officer